Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185206) pertaining to the Eaton Puerto Rico Retirement Savings Plan of our report dated June 18, 2015, with respect to the financial statements of the Eaton Puerto Rico Retirement Savings Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2014 and 2013.

/s/ Meaden & Moore, Ltd

Cleveland, Ohio

June 18, 2015